Exhibit 4.1

CERTIFICATE OF DESIGNATION, PREFERENCES AND RIGHTS
OF
SERIES A CONVERTIBLE PARTICIPATING PREFERENCE SHARES
OF
INVESCO LTD.

(Pursuant to Section 44 of the
Amended and Restated Bye-Laws of Invesco Ltd.)

Invesco Ltd., a Bermuda company (the “Company”), hereby certifies that, pursuant to resolutions of the Board of Directors of the Company (the “Board of Directors”) adopted on December 10, 2009, the creation of the Series A Convertible Participating Preference Shares, par value US$0.20 per share, was authorized, with the designation, preferences, rights and restrictions as hereinafter appearing:

Section 1.  Designation of Amount.

There shall be a series of preference shares of the Company that shall be designated the “Series A Convertible Participating Preference Shares” (the “Series A Preferred Stock”) and the authorized number of shares constituting such series shall be 25,000.

Section 2.  Ranking.

The Series A Preferred Stock shall rank pari passu in right of payment of dividends and distributions upon Liquidation with any class or series of capital stock of the Company that by its terms ranks pari passu in right of payment of dividends and/or distributions upon Liquidation with the Series A Preferred Stock.  The Series A Preferred Stock shall rank senior in right of payment of dividends and distributions to the Common Stock and to any series of capital stock of the Company that the Company may issue in the future the terms of which do not expressly provide that it ranks pari passu with or senior to the Series A Preferred Stock in right of payment of dividends and/or distributions upon Liquidation.  The Series A Preferred Stock shall rank junior to any series of capital stock of the Company that by its terms ranks senior in right of payment of dividends and/or distributions upon Liquidation to the Series A Preferred Stock and shall rank junior to all of the Company’s existing and future indebtedness and other liabilities.

Section 3.  Dividends.

(a)        In the event any dividends on the Common Stock are declared by the Board of Directors or paid or any other distribution is made on or with respect to the Common Stock, the holder of each share of Series A Preferred Stock as of the record date established by the Board of Directors for such dividend or distribution on the Common Stock shall be entitled to receive dividends in an amount equal to the product of (x) the per share dividend or other distribution declared or paid in respect of each share of Common Stock and (y) the Applicable Conversion Rate as of the date immediately prior to the record date for such dividend or distribution on the Common Stock, such dividends to be payable on the same payment date established by the Board of Directors for the payment of such dividend or distribution on the Common Stock.  The record date for any such dividend shall be the record date for the applicable dividend or distribution on the Common Stock, and any such dividends shall be payable to the Persons in whose name the Series A Preference Share is registered at the close of business on the applicable record date.

(b)       No dividend shall be paid or declared on any share of Common Stock, unless a dividend, payable in the same consideration and manner, is simultaneously paid or declared, as the case may be, on each share of the Series A Preferred Stock in an amount determined as set forth above.  For purposes hereof, the term “dividends” shall include any pro rata distribution by the Company of cash, property, securities (including, but not limited to, rights, warrants or options) or other property or assets to the holders of the Common Stock, whether or not paid out of capital, surplus or earnings, other than a distribution upon Liquidation of the Company in accordance with Section 4 hereof.

(c)        No subdivision, stock split, combination, consolidation or reclassification of the outstanding shares of Common Stock into a greater or lesser number of shares shall be effected with respect to the Common Stock unless a proportionate adjustment is simultaneously effected with respect to the Conversion Rate, and no subdivision, combination, consolidation or reclassification into a greater or lesser number of shares shall be effected with respect to the Series A Preferred Stock unless a proportionate adjustment is simultaneously effected with respect to the Conversion Rate.  All adjustments pursuant to this Section 3 shall be notified to the holders of Series A Preferred Stock, and such notice shall be accompanied by a schedule of computations of the adjustments.

(d)       Prior to declaring any dividend or making any distribution on or with respect to shares of Common Stock, the Company shall take all prior corporate action necessary to authorize the issuance of any securities payable as a dividend in respect of the Series A Preferred Stock.

Section 4.  Liquidation Preference.

(a)        In the event of a liquidation, dissolution or winding up of the Company, whether voluntary or involuntary (a “Liquidation”), the holders of the Series A Preferred Stock then outstanding shall be entitled to receive out of the available assets of the Company, whether such assets are stated capital or surplus of any nature, before any payment shall be made or any assets distributed to the holders of any class or series of the Common Stock or any other class or series of the Company’s capital stock ranking junior as to Liquidation rights to the Series A Preferred Stock, an amount on such date equal to US$0.01 per share of Series A Preferred Stock, plus the amount of any declared but unpaid dividends thereon as of such date, calculated pursuant to Section 3 (the “Liquidation Preference”).  If upon any Liquidation the assets available for payment of the Liquidation Preference are insufficient to permit the payment of the full preferential amounts described in this paragraph to the holders of the Series A Preferred Stock and any other class or series of the Company’s capital stock ranking pari passu as to Liquidation rights to the Series A Preferred Stock, then all the remaining available assets shall be distributed pro rata among the holders of the then outstanding Series A Preferred Stock and then outstanding shares of any other class or series of the Company’s capital stock ranking pari passu as to Liquidation rights to the Series A Preferred Stock in accordance with such series’ respective liquidation preferences.

(b)       After the payment of the full preferential amount described in Section 4(a) due to the holders of shares of Series A Preferred Stock and any other class or series of capital stock of the Company ranking prior to the Common Stock as to distributions upon Liquidation, the holders of shares of Series A Preferred Stock shall be entitled to participate in all further distributions of the remaining assets (if any) of the Company as if each share of Series A Preferred Stock had been converted into Common Stock in accordance with the terms hereof immediately prior to such Liquidation distributions.

(c)    Neither the consolidation nor merger of the Company into or with any other entity, nor the sale or transfer by the Company of all or any part of its assets, nor the reduction of the capital stock of the Company, shall be deemed to be a Liquidation; provided, however, that in any such transaction, to the extent that holders of Common Stock receive consideration in such transaction for their shares of Common Stock, the holders of Series A Preferred Stock shall receive the same type of consideration (including the same right to election of forms of consideration, if applicable) in an amount per share of Series A Preferred Stock equal to the product of (x) the consideration received per share of Common Stock and (y) the Applicable Conversion Rate as of immediately prior to such transaction.  Notwithstanding the foregoing, to the extent that holders of Common Stock are to receive voting securities in any such transaction and any holder so elects, such electing holders of Series A Preferred Stock shall receive non-voting securities that otherwise have substantially the same preferences and rights as the securities received by holders of Common Stock and that are convertible upon Transfer into a number of such voting securities received by holders of Common Stock equal to the product of (x) the number of voting securities received per share of Common Stock and (y) the Applicable Conversion Rate as of immediately prior to such transaction.

(d)       Any securities to be delivered to the holders of the Series A Preferred Stock pursuant to this Section 4 as a consequence of a Liquidation shall be valued at their Fair Market Value.

Section 5.  Voting Rights.  Except as otherwise provided by applicable law, the holders of outstanding shares of the Series A Preferred Stock shall have no voting rights.

Section 6.  Restrictions on Common Stock.  The Company shall not at any time effect a subdivision, combination, consolidation or reclassification of the outstanding shares of Common Stock into a greater or lesser number of shares of Common Stock, unless a proportionate adjustment is made to the Conversion Rate.

Section 7.  Automatic Conversion.

(a)        Each share of the Series A Preferred Stock shall be automatically converted into that number of fully paid and non-assessable shares of Common Stock equal to the Applicable Conversion Rate, plus cash in lieu of fractional shares in accordance with Section 7(c) hereof,  upon the Transfer thereof by the Initial Holder or any Affiliate of Morgan Stanley other than to Morgan Stanley or an Affiliate of Morgan Stanley (except a broker-dealer affiliate in connection with a capital markets transaction).  Effective immediately upon the occurrence of the conversion, certificates theretofore evidencing shares of Series A Preferred Stock shall be deemed to evidence that whole number of shares of Common Stock issuable upon the conversion of such shares of Series A Preferred Stock.  After any such Transfer resulting in a conversion of shares of the Series A Preferred Stock, the new holder of the shares of Series A Preferred Stock so converted (and any subsequent transferee thereof) shall be entitled to surrender the certificate representing such shares at the office of the Company, and promptly after any such surrender, and if required, the furnishing of appropriate endorsements and transfer documents and the payment of all transfer and similar taxes, the Company shall issue and deliver to such holder or on the holder’s written order to the holder’s transferee either a certificate or certificates for the whole number of shares of Common Stock that were issuable upon conversion or, alternatively, other appropriate evidence of such shares registered in book entry form. Morgan Stanley or one of its Affiliates shall give prompt notice to the Company of any Transfer of shares of Series A Preferred Stock (whether by the Initial Holder, Morgan Stanley or any Affiliate of Morgan Stanley) that results in the conversion of the Series A Preferred Stock into Common Stock.

(b)       The Company shall at all times reserve and keep available, free from preemptive rights, such number of its authorized but unissued shares of Common Stock as may be required from time to time to effect conversions of the Series A Preferred Stock at the Applicable Conversion Rate.

(c)        No fractional shares of Common Stock will be issued as a result of any conversion of shares of Series A Preferred Stock.  In lieu of any fractional share of Common Stock otherwise issuable in respect of any conversion pursuant to this Section 7, the Company shall pay an amount in cash (computed to the nearest cent) equal to the Fair Market Value per share of the Common Stock on the second trading date immediately preceding the effective date of Transfer.  If more than one share of the Series A Preferred Stock is Transferred to the same Holder, the number of full shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of the Series A Preferred Stock so Transferred.

Section 8.  No Optional Conversion.  At no time may any share of the Series A Preferred Stock be converted at the option of the holder thereof.

Section 9.  Converted or Reacquired Shares.  Shares of Series A Preferred Stock that have been issued and converted or otherwise repurchased or reacquired by the Company shall be restored to the status of authorized, unissued and undesignated shares that shall be available for future issuance.

Section 10.  Fiduciary Duties to Holders of Series A Preferred Stock.  In conducting the affairs of the Company, the Board of Directors of the Company shall take into account the interests of the holders of the Series A Preferred Stock and shall owe the holders of Series A Preferred Stock the same fiduciary duties owed to the holders of the Common Stock (including, without limitation, the fiduciary duties of care, loyalty, candor and good faith).

Section 11.  Certain Definitions.  Capitalized terms used herein and not otherwise defined shall have the meanings given to them in the Memorandum of Association and Bye-Laws.

Solely for purposes of this Certificate of Designation, Preferences and Rights of the Series A Preferred Stock, the following terms shall have the following respective meanings herein:

“Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with such Person.

“Applicable Conversion Rate” means the Conversion Rate in effect at any given time.

“Board of Directors” has the meaning assigned to it in the introductory paragraph.

“Bye-Laws” means the Amended and Restated Bylaws of the Company, as amended or supplemented from time to time.

“Common Stock” means the common shares, $US 0.20 par value per share, of the Company.

“Company” has the meaning assigned to it in the introductory paragraph.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise (and “Controlled” and “Controlling” shall have a correlative meaning).  For purposes of this definition, a general partner or managing member of a Person shall always be considered to Control such Person.

“Conversion Rate” means, with respect to each share of Series A Preferred Stock, one thousand (1000) shares of Common Stock, subject to adjustment as set forth in Section 3(c) and Section 6.

“Fair Market Value” means, as to any securities or other property, the cash price at which a willing seller would sell and a willing buyer would buy such securities or property in an arm’s length negotiated transaction without time constraints.  With respect to any securities that are traded on a national securities exchange or quoted on the Nasdaq National Market or the Nasdaq Small Cap Market, Fair Market Value shall mean the arithmetic average of the closing prices of such securities on their principal market for the ten consecutive trading days immediately preceding the applicable date of determination and with respect to shares of the Series A Preferred Stock shall be the price per share equal to the product of (x) the Fair Market Value per share of the Common Stock and (y) the Applicable Conversion Rate as of such date of determination.

“Initial Holder” means the initial holder of the Series A Preferred Stock, which shall be MSAM Holdings II, Inc., a Delaware corporation and wholly-owned subsidiary of Morgan Stanley.

“Liquidation” has the meaning assigned to it in Section 4(a) hereof.

“Liquidation Preference” has the meaning assigned to it in Section 4(a) hereof.

“Memorandum of Association” means the Memorandum of Association of the Company, as it may be amended or supplemented from time to time.

“Morgan Stanley” means Morgan Stanley, a Delaware corporation.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a governmental entity.

“Series A Preferred Stock” has the meaning assigned to it in Section 1 hereof.

“Transfer” means any direct or indirect offer, sale, lease, assignment, encumbrance, pledge, hypothecation, disposition or other transfer (by operation of law or otherwise), either voluntary or involuntary; provided, that a merger, amalgamation, plan of arrangement or consolidation or similar business combination transaction in which Morgan Stanley (or any Affiliate of Morgan Stanley to which the Initial Holder, Morgan Stanley or an Affiliate of Morgan Stanley Transferred any shares of Series A Preferred Stock) is a constituent corporation (or otherwise a party to including, for the avoidance of doubt, a transaction pursuant to which a Person acquires all or a portion of Morgan Stanley’s (or any such Affiliate’s) outstanding capital stock, whether by tender or exchange offer, by share exchange, or otherwise) shall not be deemed to be a Transfer unless, in the case of a transaction involving an Affiliate of Morgan Stanley, the Affiliate ceases to be an Affiliate of Morgan Stanley as a result of such transaction.  The term Transfer shall include the sale of an Affiliate of Morgan Stanley (or Morgan Stanley’s interest in an Affiliate) that owns any Series A Preferred Stock, as the case may be, to a Person that is not an Affiliate of Morgan Stanley, unless such Transfer is in connection with a merger, amalgamation, plan of arrangement or consolidation or similar business combination transaction referred to in the first proviso of the previous sentence.

[Execution Page Follows]

IN WITNESS WHEREOF, the Company has caused this Certificate of Designations to be signed by Kevin M. Carome, its Senior Managing Director and General Counsel, this ___ day of May, 2010.

By:      /s/ Kevin M. Carome

Name:        Kevin M. Carome

Title:          Senior Managing Director and

General Counsel